                                                                    EXHIBIT 2.2



                         UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                            CORPUS CHRISTI DIVISION

In re:                                    )            Chapter 11
                                          )
                                          )            Case No. 99-21550-C-11
TRANSTEXAS GAS CORPORATION,               )
                                          )
                                          )
                  Debtor.                 )

                        ORDER CONFIRMING DEBTOR'S SECOND
             AMENDED, MODIFIED AND RESTATED PLAN OF REORGANIZATION

         TransTexas Gas Corporation, as debtor and debtor-in-possession ("TransTexas" or the "Debtor"), having Filed (1) its Second Amended Plan of Reorganization dated September 29, 1999 (the "Second Amended Plan") in accordance with Section 1121 of the Bankruptcy Code; and the Debtor having Filed its First Amended Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Second Amended Plan of Reorganization of the Debtor, the Second Amended Plan of Liquidation of TransAmerican Energy Corporation ("TEC"), and the Second Amended Plan of Liquidation of TransAmerican Refining Corporation ("TARC"), and together with TEC and the Debtor, the "Debtors"), each dated September 29, 1999 (as amended, the "Disclosure Statement"); and a hearing having been held before this Court on September 29, 1999, to consider the adequacy of the Disclosure Statement; and the Court by Order dated September 29, 1999, having approved the Disclosure Statement (the "Disclosure Statement Order") and by Order dated



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(1) Each term that is capitalized herein and not otherwise defined herein shall have the meaning ascribed to such term in the Plan (as defined herein) and, if such term is not defined in the Plan, the Disclosure Statement (as defined herein).



ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                              Page 1


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October 1, 1999, having approved, among other things, the procedures for the solicitation and tabulation of votes to accept or reject the Second Amended Plan (the "Solicitation Order"); and the Disclosure Statement (with a copy of the Second Amended Plan annexed thereto as Appendix 4), the Disclosure Statement Order, the Solicitation Order, a ballot or master ballot and related materials (collectively, the "Solicitation Materials") having been transmitted to all known holders of Claims and/or Interests entitled to vote on the Second Amended Plan in accordance with the Disclosure Statement Order and the Solicitation Order; the Second Amended Plan having been transmitted to each holder of a Claim and/or an Interest not entitled to vote on the Second Amended Plan; and the solicitation of acceptances from holders of Claims and/or Interests having been made within the time and in the manner required by the Disclosure Statement Order and the Solicitation Order; and that certain affidavit of service having been Filed with respect to the mailing of the Solicitation Materials to those holders of Claims and/or Interests entitled to vote on the Second Amended Plan; and that certain affidavit of service having been Filed with respect to the mailing of the Solicitation Materials to those holders of Claims and/or Interests not entitled to vote on the Second Amended Plan (the Second Amended Plan, together with any amendments that may be made at the Confirmation Hearing and incorporated into the Second Amended, is hereinafter referred to as the "Plan"); and objections to confirmation of the Second Amended Plan having been Filed by (i) Sheldon Independent School District, Dickenson Independent School District, Crosby Independent School District and East Chambers County Consolidated Independent School District,
(ii) Jefferies Analytical Trading Group, Inc.; (iii) Wood/Goodrich Mineral Interest Owners; (iv) Texas Comptroller of Public Accounts and the Texas Workforce Commission (collectively, the "Texas






ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                              Page 2

Comptroller"); (v) Zurich American Insurance Company (3); (vi) Alkyonis Shipping Corp. and Seaport Shipping Corp.; (vii) Chambers County-State of Texas, Harris County-State of Texas, City of Houston, Houston Independent School District, Humble Independent School District, Jackson County, Jim Hogg County, Jim Hogg Independent School District, Live Oak Consolidated Appraisal District, Rio Grande City Independent School District, Roma Independent School District, Webb Independent School District, Wharton County Consolidated Appraisal District, Wharton County-State of Texas and Zapata County (the "Taxing Authorities");
(viii) TransCoastal Marine Services, Inc.; (ix) Chanoco Corp.; (x) The West Group; (xi) Transportation Insurance Company and Transcontinental Technical Services, Inc. (collectively, "CNA"); (xii) Talon Development Company, Hall-Houston Oil Company, LCT Partners, Ltd. Petroleum Technologies, Inc., WI, Inc., Petropro Exploration, Inc., Anthony Giardinelli, Brian T. Welch, Douglas
W. Shows, High Tech Energy Partners 1998-I, and James H. Davis; (xiii) Merrill Lynch Corporate Bond Fund, Inc. -- High Income Portfolio, and High River Limited Partnership (including any and all supplemental objections filed by High River Limited Partnership); (xiv) Firstar Bank of Minnesota, n/k/a Firstar Bank, N.A., as Indenture Trustee; (xv) Edge Petroleum Exploration Co.; (xvi) Royalty Owners
- Sandra Gonzales, Rachel L. Garza, Ruby Garcia, Manuela Garcia, John A. Perez, Ralph Perez, Anna Maria Morgan, Diana Cantu, Carlos Tobias, Ralph A. Garcia, Elva G. Ramirez, Mary Riojas, Sylvia G. Sandoval, Yolanda Hernandez, Angela Tobias, Antonio (Tony) Tobias, Ray J. Garcia, Rebecca Garcia Gonzales, Mary Alice Garza, Richard Garza; (xvii) Fleet National Bank; (xviii) the Bondholder Lenders (as defined below); (xix) Cody Texas, L.P.; (xx) Davis Petroleum Corp.;
(xxi)




----------------
(3) Zurich American Insurance Company also filed an amended objection to the Second Amended Plan.


ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 3




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Del-Tech Services, Inc.; (xxii) Mallard Bay Drilling, L.L.C.; (xxiii) Royalty
Owners - Mary Young Abshire, Bertie Heyne Glaze, Mary Belle Glaze, M.D., Karen Gray, Peter M. Heyne, Dale Hunt, Shirley Hunt, Lloyd C. Jones, M.D., Trustee of Residuary Trust U/W/O G.C.P. Gifford, Donald L. Kirkendall, Alfred S. Krause, Maureen Krause, Alphonse J. Kubecka, Daniel Kubecka, Lucille B. Kubecka, Randall W. Kubecka, Peggy T. Manske, Lamont J. Mill and Ruth C. Mill, Trustees of the Mill Trust, Clara Noska, Leo Noska, Gary Obenhaus, Gertrude R. Obenhaus, Jack Obenhaus, L. Donald Obenhaus, Dianne T. Ozment, Esther Heyne Phillips, Shelby Pierce, Luayne Pierce, Thomas James Pierce, Provident Minerals, Agent Essie Hancock Leslie, et al., Peggy Reckaway, Betty Karen Rees, Boyd W. Rees, James E. Rees, Mark Reeves, Patricia Kubecka Reynolds, Bernard O. Stone, Jr., The Rita Dromgoole Sunderman Partnership, Marsha L. Turner, Barbara J. Vacek, Fred P. Vacek, Ale T. Veenstra, Mildred Veenstra, Van Veenstra, Floyd Watz, Margaret Watz, Michael Watz, Pamela Heyne Widell, Clarence F. Wisenbaker, Edward M. Wisenbaker, Martin G. Wisenbaker, Esther Withers and Lawrence Withers; (xiv) Aldine Independent School District; (xv) Rees R. Oliver, Jr.; and (xvi) Carson Energy, Inc.; and the Court having reviewed, among other things, the Plan, the Disclosure Statement, the Certification of Acceptances and Rejections of the Second Amended Plan of Reorganization Proposed by TransTexas Gas Corporation dated February 2, 2000 (the "Ballot Certification") Filed by the Debtor certifying voting results and the mailing of the Solicitation Materials, and all objections to confirmation of the Plan not previously withdrawn; and upon the record of the Confirmation Hearing, and after due deliberation thereon and




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 4



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good cause appearing therefor, the Court makes the following findings of fact and conclusions of law: (3)


                   FINDINGS OF FACT AND CONCLUSIONS OF LAW:


         A. Jurisdiction. This Court has jurisdiction over the Debtor and the subject matter of the Confirmation Hearing pursuant to 28 U.S.C. Sections 157(b) and 1334(a). The Confirmation Hearing is a core proceeding pursuant to 28 U.S.C.
Section 157(b)(1) and (2)(L). Venue of the Chapter 11 Case in this district is proper pursuant to 28 U.S.C. Sections 1408 and 1409.

         B. Solicitation. In accordance with the Disclosure Statement Order and as evidenced by the Ballot Certification, the Debtor caused (1) the Solicitation Materials to have been distributed to all known holders of Claims (including the beneficial holders of the TEC Senior Secured Notes with respect to Class 3) and/or Interests entitled to vote on the Second Amended Plan, (2) the Second Amended Plan to have been distributed to each holder of a Claim and/or an Interest not entitled to vote on the Second Amended Plan and (3) notice of the Confirmation Hearing and the deadline for voting on Filing objections to the Second Amended Plan to have been duly given. Such actions constitute due, sufficient and adequate notice to all known holders of Claims and Interests of the Plan, the Confirmation Hearing and the deadlines for submitting votes on, and Filing objections to the confirmation of, the Plan.

         C. Procedures for Voting. As evidenced by the Ballot Certification, the procedures by which ballots for voting on the Plan were received and tabulated were fair, properly conducted and


--------------
(3) The following lettered paragraphs shall constitute this Court's findings of fact and conclusions of law made at the Confirmation Hearing pursuant to Bankruptcy Rule 7052, which is made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and vice-versa.





ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 5



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in accordance with the Bankruptcy Code, the Bankruptcy Rules, the local rules of this Court and the Disclosure Statement Order.

         D. Satisfaction of Confirmation Requirements. Section 1129(a)(1) of the Bankruptcy Code is satisfied because the Plan complies with all the applicable provisions of the Bankruptcy Code, including the provisions of Sections 1122 and 1123 of the Bankruptcy Code:


            (1) Proper Classification of Claims and Interests. Section 1122(a) and 1123(a)(1) of the Bankruptcy Code are satisfied because the Plan properly designates separate Classes of Claims and Interests, each of which contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.



            (2) Specification of Unimpaired Classes. Section 1123(a)(2) of the Bankruptcy Code is satisfied because the Plan properly designates Classes of Claims and Interests as impaired or unimpaired.


            (3) Specification of Treatment of Impaired Classes. Section 1123
(a)(3) of the Bankruptcy Code is satisfied because the Plan specifies the treatment of each Class of Claims and Interests that is impaired under the Plan, to the extent that the Claims or Interests within such Class are Allowed Claims or Allowed Interests, respectively.


            (4) Equal Treatment Within Classes. Section 1123(a)(4) of the Bankruptcy Code is satisfied because the Plan provides the same treatment for each Allowed Claim or Allowed Interest within a particular Class or the holder of a particular Allowed Claim or Allowed Interest has agreed to a less favorable treatment of such Claim or Interest.




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                           Page 6




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            (5) Implementation of Plan. Section 1123(a)(5) of the Bankruptcy
Code is satisfied because the Plan provides adequate means for its implementation.

            (6) Charter Provisions. Section 1123(a)(6) of the Bankruptcy Code is satisfied because the Amended Certificate of Incorporation of Reorganized TransTexas prohibits the issuance of nonvoting equity securities to the extent prohibited by that Section.

            (7) Selection of Officers and Directors. Section 1123(a)(7) of the Bankruptcy Code is satisfied because the Plan contains only provisions that are consistent with the interests of holders of Claims and Interests and with public policy with respect to the manner of selection of the Reorganized TransTexas' officers and directors, and any successor to such officers and directors.

            (8) Bankruptcy Rule 3016(a). Rule 3016(a) of the Bankruptcy Rules is satisfied because the Plan is dated and identifies the entity submitting it.


         E. Debtor's Compliance with the Applicable Provisions of the Bankruptcy Code. Section 1129(a)(2) of the Bankruptcy Code is satisfied because the Debtor has complied with all applicable provisions of the Bankruptcy Code.


         F. Plan Proposed in Good Faith. Section 1129(a)(3) of the Bankruptcy Code is satisfied because the Plan was proposed in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of circumstances surrounding the filing of the Chapter 11 Case and the formulation of the Plan. The Chapter 11 Case was filed, the Plan was proposed with the legitimate and honest purposes of reorganizing the Debtor and expeditiously distributing Cash and securities in Reorganized TransTexas to the Debtor's creditors and equity security holders. Further, the Plan is the product of months of extensive, arms'



ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                              Page 7



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length negotiations among the Debtor, the Bondholder Committee, the Creditors'
Committee, the SubDebt Committee, GMAC and the Post Confirmation Credit Facility Lenders and their respective counsel and financial advisors.


         G. Payment for Services and Expenses. Section 1129(a)(4) of the Bankruptcy Code is satisfied because, to the extent required by that Section, any payment made or to be made by the Debtor for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.


         H. Directors, Officers and Insiders. Section 1129(a)(5) of the Bankruptcy Code is satisfied because the Debtor has disclosed the identities and affiliations of all Persons proposed to serve as a director or officer of Reorganized TransTexas; and the appointment of such Persons to, or the continuance of such Persons in, such offices is consistent with the interests of the holders of Claims and Interests and with public policy; and the Debtor has disclosed the identity of any insider who will be employed or retained by Reorganized TransTexas, and the nature of any compensation for such insider. As provided at page 111 of the Disclosure Statement, the executive officers of TransTexas immediately before confirmation of the Plan shall continue to serve in their respective capacities at Reorganized TransTexas immediately after confirmation of the Plan. That is, John R. Stanley shall serve as chief executive officer, Ronald P. Nowak shall serve as president and chief operating officer, Edwin B. Donahue shall serve as vice president, chief financial officer and secretary, Simon Ward shall serve as vice president and treasurer, and George Wright shall serve as vice president of accounting. As provided at page 111 of the Disclosure Statement, on the




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                              Page 8

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Effective Date, each of the existing members of the board of directors or the
Debtor, other than Mr. John R. Stanley, will be deemed to have resigned. John
R. Stanley shall serve on the board of directors of Reorganized TransTexas. The names and affiliations of each of the remaining four directors John Whitmire, Walter Piontek, Gerald Bennett and Ronald Benson were disclosed at or before the Confirmation Hearing.

         I. No Rate Changes. Section 1129(a)(6) of the Bankruptcy Code is inapplicable because there is no governmental regulatory commission with jurisdiction, after confirmation of the Plan, over rates of the Debtor.

         J. Best Interests of Creditors Test. Section 1129(a)(7) of the Bankruptcy Code is satisfied. The liquidation analysis contained in Appendix 6 of the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing, including the testimony of Loretta Cross of Pricewaterhouse Coopers, L.L.P., the Debtor's financial advisors, and David Heather of The Scotia Group, Inc., the Debtor's valuation expert, are (i) persuasive and credible, (ii) have not been controverted by other evidence, and
(iii) established that each holder of an impaired Claim or Interest either (x) has accepted the Plan or (y) will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code.

         K. Acceptance by Certain Classes. Section 1129(a)(8)(A) of the Bankruptcy Code is satisfied with respect to Classes 2, 3, 4, 5, 6A (124 of 166 separate 6A Classes), 6B (14 of the 26 separate 6B Classes), and 10, which are Classes of Claims impaired by the Plan, because such




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                           Page 9


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Classes have accepted the Plan pursuant to Section 1126(c) of the Bankruptcy
Code. Section 1129(a)(8)(B) of the Bankruptcy Code is satisfied with respect to Classes 1 and 11, because such Classes are not impaired by the Plan and are therefore conclusively deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code.


         L. Best Interests of Non-Accepting Classes. Section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to Classes 7, 8, 9 and 12 because these Classes are deemed not to have accepted the Plan pursuant to
Section 1126(g) of the Bankruptcy Code. Under the Plan, no holder of a Claim or Interest that is junior to the Claims in Class 3 will receive or retain any property under the Plan on account of such junior Claim or Interest; however, the holder of the Class 3 Claims, subject to the occurrence of the Effective Date, shall reallocate and direct the Reorganized Debtor to distribute certain of the Distributions such holder is entitled to receive to the holders of Claims and/or Interests in Classes 8, 9 and 12. The Claims and/or Interests in Classes 7, 8, 9 and 12 are junior to Class 3 Claims and the holders of such Claims and/or Interests will receive or retain under the Plan, on account of such Claim and/or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code. The Plan therefore satisfies the requirements of Section 1129(b) of the Bankruptcy Code and thus may be confirmed without compliance with Section 1129(a)(8) of the Bankruptcy Code with respect to Classes 7, 8, 9 and 12. That is, the Plan (i) does not discriminate unfairly against these Classes and (ii) is fair and equitable with respect to these Classes. Section 1129(a)(8) has not been satisfied with respect to 42 of the 166 separate 6A Classes and 12 of the separate 6B Classes because such claimants in such Classes, as determined





ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                           Page 10



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by the Court at the Confirmation Hearing, are deemed not to have accepted the
Plan. The Plan satisfies the requirements of Section 1129(b) of the Bankruptcy Code and thus may be confirmed without compliance with Section 1129(a)(8) of the Bankruptcy Code with respect to 42 of the 166 separate 6A Classes and 12 of the separate 6B Classes. That is, the Plan (a) does not discriminate unfairly against such Claimants in such Classes and (b) is fair and equitable with respect to these Classes.


         M. Treatment of Priority Administrative Expense Claims. Section 1129(a)(9)(A) of the Bankruptcy Code is satisfied because the Plan provides that (i) there are no Claims of a kind specified in Section 507(a)(2) of the Bankruptcy Code and (ii)(a) Allowed Administrative Expense Claims arising from liabilities incurred in the ordinary course of the Debtor's businesses shall be assumed and paid by Reorganized TransTexas pursuant to the terms and conditions of the particular transactions giving rise to such Administrative Expense Claims and (b) Allowed Administrative Expense Claims of Professionals shall be paid by Reorganized TransTexas upon submission of (or as otherwise agreed to among the parties) applications for compensation and reimbursement of expenses and allowance of the amounts sought in such applications by the Bankruptcy Court.


         N. Treatment of Other Priority Claims. Section 1129(a)(9)(B) of the Bankruptcy Code is satisfied because the Plan provides that each holder of an Allowed Administrative Expense shall be entitled to receive the Allowed amount of such Claim in full in Cash on or as soon as practicable after the later of
(i) the Effective Date and (ii) the date that such Claim becomes an Allowed Administrative Expense.





ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                           Page 11


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         O. Treatment of Priority Tax Claims. Section 1129(a)(9)(C) of the
Bankruptcy Code is satisfied because the Plan provides that, unless otherwise agreed by the holder of an Allowed Priority Tax Claim and Reorganized TransTexas, each holder of an Allowed Priority Tax Claim shall receive, at Reorganized TransTexas' option, either (a) equal Cash payments made on the last Business Day of every three (3) month period following the Effective Date, over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at an interest rate of 10% per annum with respect to all Priority Tax Claims; (b) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and Reorganized TransTexas, provided such treatment is on more favorable terms to Reorganized TransTexas than the treatment set forth in clause (a); or (c) the full amount in Cash of such Allowed Priority Tax Claim or as soon as practicable after the later of (i) the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim.

         P. Acceptance of at Least One Impaired Class. Section 1129(a)(10) of the Bankruptcy Code is satisfied because at least one Class of Claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance by an insider. Impaired Classes 2, 3, 4, 5, 6A (124 of such separate 6A Classes), 6B (12 of such separate 6B Classes) and 10 have so accepted the Plan.

         Q. Feasibility. Section 1129(a)(11) of the Bankruptcy Code is satisfied because confirmation of the Plan is not likely to be followed by the need for further financial reorganization or liquidation of the Debtor or Reorganized TransTexas. As part of an analysis to determine whether




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                            Page 12

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the Debtor has the ability to meet its obligations under the Plan, the Debtor, with the assistance of Pricewaterhouse Coopers, L.L.P., prepared projections of its financial performance for the six fiscal years through January 31, 2006. These projections and the assumptions upon which they are based, are included in the Financial Projections attached to the Disclosure Statement as Appendix
2. Based on such projections, the Debtor believes that Reorganized TransTexas will be able to make all payments required to be made pursuant to the Plan.


         R. Payment of Certain Fees. Section 1129(a)(12) of the Bankruptcy Code is satisfied because pursuant to Section 6.16 of the Plan, all fees payable under 28 U.S.C.ss. 1930 shall be paid on or before the Effective Date.


         S. Continuation of Retirement Benefits. Section 1129(a)(13) of the Bankruptcy Code is satisfied because Section 6.08 of the Plan provides that Reorganized TransTexas shall, to the extent and for the duration required by such Section, continue to pay all retiree benefits (if any), as that term is defined in Section 1114 of the Bankruptcy Code, maintained or established by the Debtor prior to the Confirmation Date.


         T. Only One Plan. The Plan is the only plan of reorganization of the Debtor pending before this Court or any other court.

         U. No Tax Avoidance. The primary purpose of the Plan is not the avoidance of taxes or the application of Section 5 of the Securities Act of 1933, as amended.

         V. Assumed Executory Contracts and Unexpired Leases. With respect to each executory contract and unexpired lease of the Debtor that is being assumed by Reorganized TransTexas pursuant to Section 8.01 of the Plan, either (i) there have been no defaults under such executory




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 13


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contract or unexpired lease, other than defaults of the nature set forth in
Section 365(b)(2) of the Bankruptcy Code or (ii) with respect to defaults other than those specified in such Section, the Debtor (a) has cured, or provided adequate assurance that Reorganized TransTexas will cure, such defaults on or as soon as practicable after the Effective Date, and (b) has compensated, or provided adequate assurance that Reorganized TransTexas will compensate, on or as soon as practicable after the Effective Date, parties to such executory contracts or unexpired leases for any actual pecuniary loss resulting from such default, and the reorganization of the Debtor pursuant to the Plan and this Court's finding in Paragraph Q above provide adequate assurance of future performance under the applicable executory contract or unexpired lease.


         W. Releases and Indemnifications. The provisions of the Plan and other provisions in the Confirmation Order dealing with releases, injunctions and indemnification, specifically Sections 5.04, 9.01, 9.02, 11.04 and 12.15 are in the best interest of the Debtor, Reorganized TransTexas and all of the holders of Claims and Interests receiving a Distribution in that, among other things, such provisions have reduced the expenses of Reorganized TransTexas by allowing it to reduce the cost and expense it would otherwise incur in connection with providing insurance coverage to its officers and directors.


         X. Modification to Plan. The modifications to the Plan set forth in the Debtor's Second Amended, Modified and Restated Plan of Reorganization and blacklined against the Debtor's Second Amended Plan of Reorganization and Filed by the Debtor on February 2, 2000, and the Notice of Technical Modifications, Filed by the Debtor on February 2, 2000, as amended or modified prior to the entry of this Confirmation Order, complied in all respects with Section 1127(a)




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                            Page 14

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of the Bankruptcy Code and, in accordance with Bankruptcy Rule 3019, do not adversely change the treatment of the Claim of any Creditor or the Interest of any equity security holder who has not accepted in writing such amendments. The notice of such amendments was due and adequate under the circumstances of the Chapter 11 Case and such modifications do not require additional disclosure under Section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections under Section 1126 of the Bankruptcy Code, nor do they require that the holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.


         Y. Good Faith Solicitation. Based upon the record before the Court, the Debtor, the Creditors' Committee, the Entities serving on the Bondholder Committee at any time during the Chapter 11 Case, the Bondholder Lenders, the SubDebt Committee, GMAC, Firstar, Bank One, the Production Payment Holder, the Post Confirmation Credit Facility Lenders and any of their respective officers, directors, partners, employees, members, agents, advisors, affiliates, underwriters or investment bankers, and any other professional persons employed by any of them (the "Exculpated Persons") have acted in good faith in connection with and relating to the formulation, negotiation, solicitation, implementation, confirmation and consummation of the Plan, the Disclosure Statement and any Plan Related Documents, and have acted in compliance with the applicable provisions of the Bankruptcy Code and are entitled to the protections afforded by Section 1125(e) of the Bankruptcy Code and the exculpatory and injunctive provisions in Article IX of the Plan (to the extent provided therein).




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 15


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         Z. Retention of Jurisdiction. The Court may properly retain jurisdiction over the matters set forth in Article XII of the Plan. Notwithstanding anything in the Plan to the contrary, the Court shall not retain jurisdiction with respect to Priority Tax Claims or Administrative Expense Tax Claims except for: (i) resolving the amount of any Tax Claims arising prior to Confirmation, and (ii) enforcing the discharge provisions of the Plan after Confirmation.


         FINDING THAT THE PLAN IS CONFIRMABLE BASED UPON, AMONG OTHER THINGS, ALL OF THE ABOVE-STATED FINDINGS OF FACT AND CONCLUSIONS OF LAW, AND GOOD CAUSE APPEARING THEREFOR, THE COURT HEREBY ORDERS THAT:


         1. Confirmation. The Plan and each of its provisions is hereby confirmed pursuant to Section 1129 of the Bankruptcy Code.


         2. Provisions of Plan and Order are Nonseverable and Mutually Dependent. The provisions of the Plan this Confirmation Order, including the findings of facts and conclusions of law set forth herein, are nonseverable and mutually dependent.


         3. Objections Overruled. All objections and responses to, and statements and comments in response to, the Plan and/or the Second Amended Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing, or resolved pursuant to this Confirmation Order, are hereby expressly overruled.


         4. General Authorizations; Plan Modifications. The Debtor, Reorganized TransTexas and their respective directors, officers, agents and attorneys are hereby authorized, empowered and directed, subject to the conditions set forth in the Plan and the right to modify the Plan in accordance


ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 16
with Section 12.04 of the Plan, to carry out the provisions of the Plan, and to enter into, execute, deliver, file and/or perform the terms of the Plan Documents and any other agreements, instruments and documents related thereto (collectively, together with the Plan Documents and the Post Confirmation Financing Documents (as herein after defined), the "Plan Related Documents"), and any amendments, supplements or modifications to such Plan Related Documents as may be necessary or appropriate, and to take such other steps and perform such other acts as may be necessary or appropriate to implement and effectuate the Plan, the Plan Related Documents or this Confirmation Order, and to satisfy all other conditions precedent to the implementation and effectiveness of the Plan and to consummate the Plan.


         5. Plan Related Documents Approved. The form, terms and provisions of the Plan Related Documents Filed on or before the Effective Date are hereby approved. The Debtor is hereby authorized, after the Filing of the Plan Related Documents and until the Plan shall have become effective, to amend, supplement or modify the Plan Related Documents, with the consent of the Bondholder Committee and GMAC, and thereafter, pursuant to the terms of such Plan Related Documents. Each of the Plan Related Documents shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by any bankruptcy or insolvency proceeding filed by any party thereto subsequent to the date of the execution of such document).


         6. Discharge of Claims. On the Effective Date, except as otherwise provided in the Plan or in this Confirmation Order, the Debtor shall be discharged from any and all Claims that arose before the date of entry of this Confirmation Order to the fullest extent provided by the Bankruptcy




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 17

Code, including Sections 524 and 1141 thereof, whether or not a proof of claim for such Claim was Filed or deemed Filed under Section 501 of the Bankruptcy Code, whether or not such Claim is allowed pursuant to Section 502 of the Bankruptcy Code, whether or not the holder of such Claim has accepted the Plan, and whether such Claim is known, unknown, fixed, contingent, matured, unmatured, liquidated or unliquidated.


         7. Authorizations Under Delaware Law. Subject to the provisions of the Plan, the Plan Related Documents and this Confirmation Order, TransTexas will, as Reorganized TransTexas, continue to exist on and after the Effective Date, as a Delaware corporation, having all of the powers of a corporation under applicable law and without prejudice to any right of Reorganized TransTexas to alter or terminate its existence (whether by merger or otherwise) as provided by, and in conformity with, applicable state law.


         8. Binding Effect. The provisions of the Plan and this Confirmation Order shall be and hereby are binding on, and enforceable by and against, the Debtor, Reorganized TransTexas, the Bondholder Committee, the Creditors' Committee, the SubDebt Committee, GMAC, each Creditor (including all of the TEC Bondholders), each holder of an Interest and each other party in interest in the Chapter 11 Case, including their successors and assigns, whether or not they accept the Plan.


         9. Revesting and Vesting. Except as otherwise expressly provided in the Plan or in any Plan Related Document, pursuant to Section 1123(a)(5) and 1141 of the Bankruptcy Code, (a) on the Effective Date, title to all property comprising the Estate, as described in Section 541 of the Bankruptcy Code, shall revest in Reorganized TransTexas or its successor, free and clear of all Claims, Liens, charges, encumbrances and Interests of Creditors and equity security holders arising




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 18
on or before the Effective Date (other than those Claims, Interests and Encumbrances of the Bondholder Lenders under the Extended DIP Facility and GMAC under the GMAC Post Confirmation Agreement), and (b) from and after the Effective Date, Reorganized TransTexas may operate its business free from any restrictions imposed by the Bankruptcy Code or by prior orders of this Court.


         10. Survival of Provisions of Final Financing Order Until Effective Date. Notwithstanding anything contained to the contrary in the Plan or this Confirmation Order pursuant to Section 1142(a) of the Bankruptcy Code, the Obligations under and as defined in the Bondholders DIP Facility (the "DIP Obligations") and the rights, liens, priorities and other protections provided to the Bondholder Lenders under and as defined in the Bondholder DIP Facility and the Final Order Pursuant to 11 U.S.C. sections 364(c) and (d) of the Bankruptcy Code and Bankruptcy Rule 4001, Authorizing Debtors to Obtain, Incur and Guarantee Post Petition Indebtedness With Super-Priority Over Certain Administrative Expenses, shall, except to the extent that obligations constituting payment obligations are discharged on or after the Effective Date, survive until the Effective Date.


         11. Authorization to Pay Obligations Under the Bondholder DIP Facility. The Debtor shall be, and hereby is, authorized and directed, on the Effective Date, to pay in full in Cash to Credit Suisse First Boston Management Corporation, as agent for the Bondholder Lenders under the Bondholder DIP Facility, Cash in an amount equal to two-thirds of the sum of (i) the principal amount owing under the Bondholder DIP Facility, (ii) all interest accruing thereon in accordance with the Bondholder DIP Facility and (iii) all fees and other charges relating thereto in accordance with the Bondholder DIP Facility.




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 19

         12. Authorization to Take Acts Necessary to Enter into Extended Bondholder DIP Facility and the Post Confirmation Credit Facility. The Reorganized Debtor shall be, and hereby is, authorized and directed to enter into that certain Post Confirmation Credit Facility, to be dated as of the Effective Date, among the Reorganized TransTexas, and the Post Confirmation Credit Facility Lenders, including the lenders under the Extended DIP Facility, substantially in accordance with the terms presented to the Bankruptcy Court at the Confirmation Hearing, and to take such actions and to perform such acts as may be necessary or appropriate to implement the Post Confirmation Credit Facility, and all documents, instruments and agreements related thereto and annexes, exhibits and schedules appended thereto (together with the Post Confirmation Credit Facility, the "Post Confirmation Financing Documents"), pursuant to which Reorganized TransTexas shall have access to a term loan and revolving credit facility from and after the Effective Date on the terms and conditions set forth in the Post Confirmation Financing Documents, and the obligations thereunder shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms, and shall create the security interests purported to be created thereby. The Reorganized Debtor shall not be required to repay two-thirds of the principal amount owing under the Bondholder DIP Facility on the Effective Date and all interest, fees and other charges accruing thereon and associated therewith, until the maturity date of the Post Confirmation Credit Facility and all such amounts shall be included within the term loan portion of such credit facility and secured thereunder pari passu with all other amounts owing under the Post Confirmation Credit Facility. The Debtor shall be, and hereby is, authorized to do or perform all acts, to make, execute and deliver all instruments and documents and to pay all fees,



ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 20
expenses and other amounts to the administrative agent under the Post Confirmation Credit Facility and the Post Confirmation Credit Facility Lenders that are set forth in the Post Confirmation Financing Documents, and that may be required or necessary for Reorganized TransTexas' performance under the Post Confirmation Financing Documents.


         13. Implementation of Plan. Pursuant to Section 1142(b) of the Bankruptcy Code, the intended parties to the Plan Related Documents, contemplated thereby or to be executed pursuant to the Plan, subject to the satisfaction or due waiver of each of the conditions precedent to each of such Plan Related Documents and except as otherwise contemplated by Section 10.01 of the Plan, are hereby directed to execute and deliver the Plan Related Documents and to take such other actions as shall be necessary to permit the Plan to take effect and be consummated. The Debtor shall have the right, to the fullest extent permitted under Section 1142 of the Bankruptcy Code, to apply to this Court for an order (a) modifying the effect of any otherwise applicable non-bankruptcy law or (b) directing any Entity to execute and deliver any instrument or to perform any other act necessary to effectuate the Plan, subject to, and as contemplated by, Section 10.01 of the Plan; provided, however, that (without the consent of the affected party or parties) no such order shall modify or impair any right, title, interest, privilege or remedy expressly provided or reserved for under the Plan or this Confirmation Order.


         14. Disbursing Agent. The Disbursing Agent with respect to Distributions to be made to the TEC Bondholders under the Plan shall be Firstar (or a designee of Firstar selected with the consent of the Bondholder Committee and the Reorganized Debtor). The Disbursing Agent with respect to Distributions to be made to holders of the TransTexas Subordinated Note Claims under



ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 21
the Plan, shall be Bank One. The Disbursing Agent with respect to all other Distributions to be made under the Plan including, without limitation, the Distributions to be made in furtherance of Section 5.03(b) of the Plan, shall be Reorganized TransTexas. The Debtor and Reorganized TransTexas are authorized to retain, without further order of this Court, such Entities for such positions and to enter into such agreements as the Debtor or Reorganized TransTexas, as the case may be, may deem appropriate for such purposes.


         15. Distribution Record Date. The Distribution Record Date shall be 5:00 p.m., Central Standard Time, February 15, 2000. The Debtor is hereby authorized and directed to provide notice of the Distribution Record Date by publication twice, with the last publication to be on or before the Distribution Record Date, in each of The Wall Street Journal (National Edition) and by publication once in The Houston Chronicle not less than one day before the Distribution Record Date.


         16. Disbursements. On the Effective Date, the Disbursing Agents shall make the Distributions to holders of Allowed Claims and Allowed Interests as provided in Articles VI and VII of the Plan, subject to the terms and conditions of Sections 6.10, 6.11 and 7.10 of the Plan. For the purposes of Distributions to the holders of Allowed TransTexas Senior Secured Note Claims, Firstar shall be, and hereby is, deemed to be the sole holder of all such Claims; provided that all Distributions on account of Allowed TransTexas Senior Secured Note Claims, other than Distributions re-allocated pursuant to Section 5.03(b) of the Plan, shall be distributed to Firstar, for further Distribution to the TEC Bondholders pursuant to the terms of the TEC Senior Secured Notes Indenture and the Plan. Firstar shall make such Distribution as promptly as practicable after the Effective Date.






ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 22

         17. Unexpired Leases and Executory Contracts. As provided in Article VIII of the Plan, effective as of the Effective Date, all executory contracts and unexpired leases of Debtor that exist between the Debtor and any Entity shall be deemed assumed, subject to Section 8.01 of the Plan, by Reorganized TransTexas, unless (a) rejected pursuant to an order entered on or prior to the Effective Date, (b) a motion to reject any such executory contract or unexpired lease is pending before the Bankruptcy Court on the Effective Date, or (c) assumed pursuant to an order entered on or prior to the Effective Date.


         18. Professional Compensation and Reimbursement Claims. Any Professional seeking an allowance of final compensation or reimbursement of expenses for professional services rendered to the Debtor, the Creditors' Committee or the SubDebt Committee or in relation to the Chapter 11 Case, pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code, shall File an application for allowance of final compensation for services rendered through and including the Effective Date and reimbursement of related expenses and serve the same on Reorganized TransTexas, the Bondholder Committee, the SubDebt Committee and the Creditors' Committee, and the United States Trustee, in care of Diane Livingstone, on or before March 15, 2000. Notice will be given of any hearing scheduled to consider such fee applications. Unless otherwise ordered by the Court, objections to applications of Professionals for compensation or reimbursement of expenses in compliance with all applicable rules, must be Filed and served on Reorganized TransTexas, the Bondholder Committee, SubDebt Committee, the Creditors' Committee and the Office of the United States Trustee, in the manner provided above, and the Professionals to whose fee application the objections are addressed, no later than March 31, 2000.




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 23

         19. Notice of Entry of Confirmation Order. Within ten Business Days after the Effective Date, Reorganized TransTexas shall, in accordance with Bankruptcy Rules 2002(f)(7) and (i), mail to all known Creditors, the Creditors' Committee, the SubDebt Committee and the Indenture Trustees a notice of entry of this Confirmation Order. The foregoing notice shall constitute due and adequate notice of this Confirmation Order within the meaning of such Bankruptcy Rules.


         20. Government Claims. Any Claim Filed by a Governmental Unit after the Confirmation Date shall be Filed and served upon TransTexas and/or Reorganized TransTexas, GMAC and the Bondholder Committee in accordance with
Section 12.11 of the Plan.


         21. Disputed Claims and Interests. On the Effective Date, the Reorganized Debtor shall transmit to the Disbursing Agent, and the Disbursing Agent shall reserve for the account of each holders of a Disputed Claim or Interest (i) the property which would otherwise be distributable to such holder on such date in accordance with the Plan were such Disputed Claim or Disputed Interest an Allowed Claim or an Allowed Interest in the Face Amount thereof or such other amount ordered or estimated by the Bankruptcy Court, or (ii) such other property as the holder and Reorganized TransTexas may agree.


         22. Miscellaneous Claims. (A) Notwithstanding anything contained in the Debtor's Plan, this Confirmation Order, or any other document of record in these bankruptcy proceedings (other than the GMAC Waiver and Injunction and the releases and injunctions granted to the Bondholder Lenders and the Entities serving on the Bondholder Committee under Articles IX and XI of this Plan) (collectively, the "Bankruptcy Orders"), the rights of Jefferies Analytical Trading Group, Inc., Koch Industries, Inc., Chanoco Corporation, Cody Texas LP, Edge Petroleum Exploration Co.,





ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 24

CNA, the Texas Comptroller, the Texas Workforce Commission, and Zurich Insurance, Co., against any non-debtor Entity or Entities shall not in any manner be impaired, altered or otherwise affected by (i) the Plan, (ii) the confirmation of the Plan or (iii) this Confirmation Order. However, the Texas Comptroller and the Texas Workforce Commission shall not pursue non-debtor third parties for any joint and several liability arising from the Texas Comptroller's Allowed Priority Tax Claim so long as the Reorganized Debtor has made and is making, all plan payments on the Texas Comptroller's Allowed Priority Tax Claim. Nothing contained in the Bankruptcy Orders shall modify, impair, release, discharge, enjoin, interfere with, and/or affect in any way
(i) CNA's rights in its Collateral securing obligations under the CNA Policies which are defined as any and all insurance policies issued by CNA to the Debtor, TEC, or TARC or (ii) CNA's rights of set off and/or recoupment under the CNA Policies or applicable law.


         (B) Notwithstanding any provision to the contrary contained in the Plan or Bankruptcy Orders, Zurich Insurance, Co., the Texas Comptroller, CNA, Edge Petroleum Exploration Co. and the Secured Tax claimants shall be entitled to amend their respective Claims at any time prior to the entry of an order Allowing their Claims. Such amendments may either increase or decrease the amounts of such amending parties' claims in these proceedings.


         (C) As of the date hereof, no Mineral Interest Secured Claim or M&M Lien Secured Claim has attached to the interests of Hall-Houston Company, LCT Partners, Ltd., W.I. Inc., Petroleum Technologies Inc., Anthony Giardinelli, Brian T. Welch, Douglas Shows, James H. Davis, Petro Pro Exploration, Inc., High Tech Energy Partners, 1998 I and Talon Development Company (the "Talon Group") interest in certain oil and gas leases as described in that Settlement




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 25

Agreement approved by the Court on January 25, 2000. Notwithstanding any provision in the Plan or Confirmation Order, the Talon Group expressly retains its non-operator lien rights and other rights as more fully described in the last sentence of paragraph 3 of the Settlement Agreement between TransTexas, the Talon Group, the Mitchell Group, and Rioux Properties approved by the Court on January 25, 2000, but only insofar as such rights attach or otherwise arise on or after November 1, 1999; provided, however, that the rights and priorities of Firstar, the Bondholder Lenders and GMAC as set forth in such Agreement and Order shall remain as agreed to and stated therein.


         (D) Chanoco Corp. Claims. Notwithstanding anything contained in the Plan, this Confirmation Order, or in any Bankruptcy Orders, the rights, Claims and interests of Chanoco Corporation ("Chanoco") as a co-tenant of the Debtor or the Reorganized Debtor, as the case may be, in the real and personal property comprising the common estate as more particularly described in Adversary No. 2217, styled "Chanoco Corp., Plaintiff v. TransTexas Gas Corporation, Defendant", ("Common Estate") pending before this Court, shall not in any manner be impaired, altered or otherwise affected by the Plan and this Confirmation Order, and all said rights, Claims and interests of Chanoco, if any, whether arising prepetition or postpetition, are hereby in all things preserved by this Order and shall survive the Effective Date and all closings related thereto. Further, nothing contained in the Plan and this Confirmation Order, shall modify, impair, release, discharge, enjoin, interfere with, effect a waiver of, and/or affect in any way (i) Chanoco's rights, Claims and interests, if any, as a co-tenant of the Debtor and/or Reorganized Debtor under the laws of co-tenancy for the State of Texas in the Common Estate; or (ii) Chanoco's rights of setoff and/or





ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 26
recoupment, if any, under applicable state and federal law; or (iii) Chanoco's rights as co-tenant of the Debtor and/or Reorganized Debtor to an accounting and/or partition, if any, under applicable state law; or (iv) Chanoco's right to market its own oil, gas, or minerals produced from the Common Estate, if any. On the Effective Date, Chanoco shall have the right to exercise at any time its right to take in kind, or separately dispose of its proportionate share of all oil, gas, or minerals to the extent such rights exist, and until such time, the purchaser shall pay directly to Chanoco at its office in San Antonio, Bexar County, Texas, Chanoco's proportionate share of the sales proceeds. In the event of any dispute with the Debtor or Reorganized Debtor as to the appropriate mechanism or methodology for accomplishing the marketing from the Common Estate of oil, gas or minerals to which Chanoco claims ownership, the dispute shall be submitted and determined by this Court. Pending the exercise of Chanoco's right to market its own oil, gas or minerals produced from the Common Estate, to the extent such right exists, but during any period in which the Debtor and/or Reorganized Debtor or its affiliates, successors or assigns, is marketing from the Common Estate oil, gas or minerals, to the extent such right exists, the proceeds of production, while in the possession of the Debtor or the Reorganized Debtor, shall be subject to the rights and interests created by the Plan and this Order in favor of GMAC and the Post Confirmation Credit Facility Lenders and any Lien created under applicable state law in favor of Chanoco as to proceeds of production of its gas, oil or minerals which shall be subject to the terms and provisions of this Plan. Notwithstanding any provision to the contrary contained in the Plan or the Bankruptcy Orders, Chanoco shall be entitled to amend its proof of Claims at any time prior to the entry of an order allowing its Claims.





ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 27

         (E) Notwithstanding anything to the contrary in the Bankruptcy Orders, Jefferies & Company, Inc.'s and affiliated entities' ("Jefferies Entities") rights to raise any claim or defense against the Debtor, Reorganized Debtor and Affiliated Entities are preserved and, to that effect, all such claims and defenses are not extinguished, released or otherwise affected by the Bankruptcy Orders or the Confirmation of the Plans. Notwithstanding any provision of this Paragraph 22 of the Confirmation Order, the Jefferies Entities do not release the Bondholder Lenders, the Entities serving on the Bondholder Committee, or the Entities serving on the SubDebt Committee, or any one of them, and as to such Entities, all such Claims and defenses are not extinguished, released or otherwise affected by the Bankruptcy Orders or Confirmation of the Plan.

         (F) The treatment (including adequate protection thereof) and priority of Mallard Bay Drilling, L.L.C.'s Allowed Class 6B Claim shall be as provided for in that certain Agreed Order Granting Motion of TransTexas Gas Corporation For An Order Approving Compromise and Settlement with Mallard Bay Drilling, L.L.C. entered February 1, 2000, Docket No. 2028, which order terms shall be incorporated herein by cross-reference.

         (G) The Distribution Agent, shall pay to Edge Petroleum ("Edge") (i) on the Effective Date or as soon thereafter as is practicable, an amount equal to $100,000, on account of its Allowed Secured Claim, and (ii) on account of its Allowed Unsecured Claim in the amount of $500,000 (the unsecured balance remaining after payment of the $100,000 in sub-clause (i) of this clause (G)) (the "Edge Unsecured Claim"), the following payments: (a) on the first date Distributions are made from the Maximum GUC Cash Amount, an amount equal to the Ratable Proportion of the Edge Unsecured Claim, not to exceed $50,000, and (b) on the second date Distributions are made from






ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 28
the Maximum GUC Cash Amount, an amount equal to the Ratable Proportion of the Edge Unsecured Claim, not to exceed $50,000; provided, however, that in the event that either Distribution in subclause (ii)(a) or (ii)(b) hereof is less than $50,000 at the time due and payable hereunder, the Reorganized Debtor shall pay, or cause to be paid, to Edge an amount equal to $50,000 less the amounts paid under (a) or (b), as applicable, without interest thereon (collectively, the "True Up Amounts"), within thirty (30) days of such Distribution date; provided further, however, that in the event the Reorganized Debtor is required to pay any True Up Amounts to Edge, the Reorganized Debtor shall be entitled to receive, in connection with all other Distributions from the Maximum GUC Cash Amount, all amounts otherwise payable on account of Edge's Unsecured Claim. It is further agreed that nothing in this Confirmation Order shall constitute an accord, satisfaction, waiver or release of Edge's rights or claims arising from, or pertaining to, the BEGO Unit in Goliad County, Texas (the BEGO Unit"), which is not property of the Debtor, the Debtor's Estate, or the Reorganized Debtor, including, but not limited to, Edge's claims against Cody Texas L.P. ("Cody"), as successor in interest to TransTexas. Nothing in this Confirmation Order, or in any of Edge's pleadings, objections, or proof of claim or receipt of payments arising hereunder shall constitute a release or waiver by Edge, nor constitute a judicial admission, res judicata, collateral estoppel or estoppel or any other limitation upon, Edge's rights: (a) to a Lien on the BEGO Unit, (b) to assert and recover from Cody (but not the Debtor or the Reorganized Debtor) (i) the full amount of Edge's claims for gas balancing, or payment for past production, including the right to the make up gas (and cash settlement in the event of cessation of production) attributable to the overproduced status of TransTexas in the BEGO Unit; (ii) that such rights bind Cody, as assignee





ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 29
from TransTexas; and (iii) that all such rights are secured by the non-operator's Lien, provided for in the operating agreement governing the BEGO Unit; and (iv) any other right of recovery existing against Cody.


         (H) The treatment of Carson Energy's Allowed Claim shall be provided for in that certain Settlement Agreement between TransTexas with Carson Energy, a term sheet which is in evidence as Carson Exhibit 1 in this Chapter 11 Case, which terms shall be incorporated herein by cross-reference.


         (I) Notwithstanding anything to the contrary in Section 5.05(e) of the Plan and this Confirmation Order, Zurich and The Home Insurance Company shall receive on account on their Allowed Secured Claims all of the Cash Collateral held by Zurich and The Home Insurance Company, respectively, without limitation in full satisfaction of their Allowed Secured Claims, if as and to the extent such Claims are Allowed.


         (J) Notwithstanding any other provision of the Plan, Plan Related Documents or this Confirmation Order, (i) the "Eagle Point Agreements" and the "Trout Point Agreements," as such terms are defined in this Court's Order (1) Pursuant to Motion Filed July 28, 1999, Authorizing the Transfer and Conveyance to Davis Petroleum Corp. Of Certain Assets Free and Clear of Liens and Encumbrances; and (2) Pursuant to Motion Filed October 18, 1999, (a) Approving the Amendment and Assumption of Certain Operating Agreements and Exploration Corp; (b) Ratifying the Termination of Certain Operating Agreements and Exploration Agreements with Davis Petroleum Corp.; (c) Approving an Agreement with Davis Petroleum Corp. Concerning the Drilling of the Trout Point Prospect;
(d) Authorizing the Transfer, Conveyance and Assignment of Certain






ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 30

Properties to Davis Petroleum Corp. Free and Clear of Liens, Claims, Charges and Encumbrances; and (e) Directing Turnover of Pre-Petition Funds Owed by Davis Petroleum Corp., dated November 30, 1999 (the "November 30 Order"), and
(ii) the "Amended Agreements," as such term is defined in the Order Authorizing TransTexas Gas Corporation to Sell Certain Assets Free and Clear of Liens and Encumbrances Pursuant to 11 U.S.C. ss. 363 and to Enter into Certain Related Transactions, dated February 2, 2000 and (iii) the rights set forth in the Eagle Point Agreements, the Trout Point Agreements and the Amended Agreements shall be unaffected by the terms of the Plan, the Plan Related Documents or this Confirmation Order. In the event of any inconsistency between the November 30 Order and the Plan, the Plan Related Documents or this Confirmation Order, the November 30 Order shall be controlling. In the event of any inconsistency between this Paragraph 22(J) and any other provision of this Confirmation Order, this Paragraph 22(J) shall be controlling.

         (K) Notwithstanding anything contained herein to the contrary, the terms and conditions of the Post Confirmation Credit Facility and all documents related thereto, shall be subject to the review, approval and consent of counsel for the Production Payment Holder and to Southern Producer Services, L.P. ("TCW/Southern Consents"); provided, however, no such consent from Southern Producer Services, L.P. ("Southern") shall be required if Southern withdraws its commitment or stated intentions to provide the New Production Payment contemplated by that certain order dated February 2, 2000.

         (L) Notwithstanding anything contained herein to the contrary, nothing contained in the Plan, this Confirmation Order or any Plan Related Documents, shall impair, limit or otherwise affect









ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 31

Firstar's or the TEC Bondholders' (whether individually or derivatively through any collateral assignment of, or agreement relating to, the rights of TEC or
TARC) rights, claims or defenses or Causes of Action with respect to, relating to or arising in connection with TEC and TARC.

         23. Reviewer Proceedings for Disputed Secured Claims of M&M Lien Claimants. All Disputed Secured Claims of M&M Lien Claimants other than the Excluded M&M Claimants shall be referred to the Reviewer, who shall make findings of fact and shall refer all questions of law to the Bankruptcy Court. The Reviewer shall enter findings and conclusions as to the allowance of a Disputed Secured Claim of M&M Lien Claimants; provided, however, that any party may obtain a trial de novo before the Bankruptcy Court by appealing the Reviewer's findings and conclusions within 10 days of the Reviewer's Filing of his report to the Bankruptcy Court.

         24. No Waiver. Neither the entry of this Confirmation Order, the execution of any of the documents required or contemplated hereunder or by the Plan, nor any other action or inaction by the Debtor, Reorganized TransTexas, any Creditor or any other party in interest in the Chapter 11 Case (including, without limitation, the failure of the Debtor and/or Reorganized TransTexas to object to any proof of Claim in accordance with Section 7.01 of the Plan) shall constitute a waiver, estoppel, res judicata, release, relinquishment, abandonment or any other abrogation of any objection, defense, offset or counterclaim with respect to any Disputed Claim asserted against the Debtor.

         25. Cancellation of Debt Instruments and Securities/Release of Liens. Except as is necessary to allow any Indenture Trustee or Disbursing Agent to fulfill its obligations under the Plan, on the Effective Date, except as otherwise provided in the Plan, any Plan Related Document




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 32
or this Confirmation Order, all securities, instruments and agreements governing any Claims or Interests impaired by the Plan, including, without limitation, the TransTexas Senior Secured Note, the TransTexas Loan Agreement, the TransTexas Subordinated Notes, the TransTexas Subordinated Notes Indenture, the Old Common Stock and any options, warrants, calls, subscriptions or other similar rights or other agreements or commitments, contractual or otherwise, entered into in connection with any of the foregoing, in each case, shall be deemed canceled, terminated and discharged, and the obligations of the Debtor thereunder or in connection therewith shall be discharged; provided, however, that except as otherwise provided in the Plan, notes and other evidences of Claims shall, effective upon the Effective Date, represent the right to participate, to the extent such Claims are Allowed, in the Distributions contemplated by the Plan; provided, further, that nothing in the Plan or Confirmation Order shall be deemed to terminate the TEC Senior Secured Notes Indenture or the TEC Senior Secured Notes. Except as otherwise provided in the Plan or this Confirmation Order, or any Plan Related Document, (a) each holder of (i) a Miscellaneous Secured Claim, (ii) a Bondholder DIP Secured Claim,
(iii) a Secured Claim other than the GMAC Secured Claim, (iv) a judgment, and
(v) a Mineral Interest Claim, shall on the Effective Date (x) turn over and release to the Reorganized Debtor any and all Collateral that secures or purportedly secures such Claim, as they pertain to the properties currently owned or leased by the Debtor or such Lien shall automatically, and without further action by the Debtor or Reorganized Debtor, be deemed released, and (y) execute such documents and instruments as the Reorganized Debtor requests to evidence such Claim holder's release of such property or Lien; and (b) on the Effective Date, all right, title and interest in any and all property of the Estate shall revert or be transferred to the Reorganized







ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 33

Debtor free and clear of all Claims and Interests, including, without limitation, Liens, escrows, charges, pledges, encumbrances and/or security Interests of any kind. No Distribution under the Plan shall be made to or on behalf of any Claim holder unless and until such holder executes and delivers to the Debtor or Reorganized Debtor such release of Liens or otherwise turns over and releases such Cash, pledge or possessory Lien. Any such holder that fails to execute and deliver such release of Liens within 120 days of the Effective Date shall be deemed to have no further Claim against the Debtor, the Reorganized Debtor or its assets or property in respect of such Claim and shall not participate in any Distribution under the Plan. Notwithstanding the immediately preceding sentence, any holder of a Disputed Claim shall not be required to execute and deliver such release until such time as the Claim is Allowed or Disallowed.


         26. Automatic Stay. The automatic stay in effect with respect to the Chapter 11 Case pursuant to Section 362(a) of the Bankruptcy Code shall continue to be in effect until the Effective Date and at that time shall be dissolved and of no further force or effect, subject to the injunctions provided herein, in the Plan and in the Bankruptcy Code.

         27. GMAC Waiver and Injunction. In consideration for the obligations undertaken by GMAC pursuant to the Plan, including without limitation pursuant to the GMAC Post Confirmation Agreement, (1)(i) the Debtor and the Reorganized Debtor, on behalf of itself and its subsidiaries, and (ii) except for holders of Allowed Secured Tax Claims, every holder of a Claim or Cause of Action against the Debtor, including without limitation all Mineral Interest Claimants, all holders of Priority Tax Claims, all Governmental Units holding Claims for property, severance, sales, use, personal property and other taxes ("i" and "ii" collectively the "Releasors") shall be deemed




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 34
hereunder to have waived, released and relinquished any and all obligations, debts, losses, damages, liabilities, contracts, controversies, agreements, premises, claims, causes of action, and demands of any kind whatsoever at law or in equity, direct or indirect, known or unknown, discovered or undiscovered, asserted or unasserted against GMAC, and solely in their representative capacity as representatives of GMAC, each of GMAC's officers, directors, shareholders, partners, agents, employees, consultants, attorneys, accountants, advisors, affiliates and other representatives (the "GMAC Releasees") arising out of or relating to the Debtor, Claims against the Debtor, the Chapter 11 Case, the Plan, the loans, advances and financial accommodations provided to the Debtor by GMAC, the Debtor's business operations and/or management of the affairs of the Debtor and/or its affiliates, arising at any time on or prior to the Effective Date (the "Released Claims"), and (2) the Releasors shall be specifically permanently enjoined and restrained from commencing, conducting or continuing any action or proceeding against the GMAC Releasees upon the Released Claims, including, but not limited to (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the GMAC Releasees or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the GMAC Releasees based upon the Released Claims; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, of any judgment, award, decree or order against the GMAC Releasees or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the GMAC Releasees; (iii)




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 35
creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrances of any kind against the GMAC Releasees or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the GMAC Releasees; and (iv) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the GMAC Releasees, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, the GMAC Releasees (collectively, the "GMAC Waiver and Injunction").


         28. Injunction. Except as otherwise provided in this Confirmation Order, any Entities who have held, hold or may hold Claims or Interests in the Debtor, shall be and hereby are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date, unless, with respect to a particular Claim, this Paragraph 28 shall have been specifically waived in writing by the Debtor or Reorganized TransTexas, from: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtor, the Reorganized Debtor, any member of the Bondholder Committee or the SubDebt Committee, Bank One or Firstar, any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, the Debtor, or any property of any such transferee or successor; (b) enforcing levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, of any judgment, award, decree or order against the Debtor, the Reorganized Debtor, any member of the Bondholder Committee or the SubDebt Committee, Bank One or Firstar, any of





ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 36
their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, the Debtor, or any property of any such transferee or successor; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor, the Reorganized Debtor, any member of the Bondholder Committee or the SubDebt Committee, Bank One or Firstar, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities; (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtor, the Reorganized Debtor, any member of the Bondholder Committee or Firstar, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, the Debtor; and (e) acting or proceeding in any manner, in any place whatsoever, that does not conform with the provisions of the Plan. The foregoing shall not apply to Firstar as the New Senior Secured Notes Indenture Trustee. On the Effective Date, (i) any judgment at any time obtained, to the extent that such judgment is a determination of the personal liability of the Debtor with respect to any debt discharged by this Confirmation Order, shall hereby become null and void and (ii) the commencement or continuation of any action, the employment of process, or any act, to collect, recover or offset any debt discharged by this Confirmation Order as a personal liability of the Debtor or Reorganized TransTexas, shall be and hereby is forever enjoined and restrained.


         29. Dismissal of Pending Actions. The adversary proceedings commenced as of the date hereof against GMAC, Firstar and/or the Bondholder Lenders, are hereby dismissed with prejudice and without costs as to all such defendants.





ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 37

         30. Cancellation of the Bank One Indentures. Subsequent to the performance by the Indenture Trustees (other than Firstar), or their respective agents, of their duties and obligations under the provisions of the Plan, the Plan Related Documents and the Confirmation Order, if any, and under the terms of their Indentures and related agreements, such Indenture Trustees (other than Firstar) and their agents, successors and assigns shall be relieved, discharged and released from all obligations, claims, rights, demands and causes of action associated with or arising from such Indentures in this Chapter 11 Case. From and after the Effective Date, except as is necessary to fulfill its obligations under the Plan, such Indentures (other than the TEC Senior Secured Notes Indenture) shall be canceled and the prosecution, whether directly, derivatively or otherwise, of any claim, debt, right, cause of action or liability released or to be released pursuant to this Paragraph 30 and Section 6.12(b) of the Plan, is hereby enjoined; except that such cancellation and injunction shall not impair the rights of the holders of the TransTexas Senior Secured Note Claims and the TransTexas Subordinated Note Claims to receive Distributions or the rights of the Indenture Trustee under their charging liens, if any, pursuant to such Indentures to the extent that the Indenture Trustee has not received payment.


         31. Retention of Jurisdiction. The Court shall retain jurisdiction over the Chapter 11 Case and related matters as and to the extent provided in
Article XII of the Plan and shall, without in any way limiting the generality of the foregoing, retain jurisdiction with respect to any motion pending, as of the Effective Date, to assume or reject an executory contract or unexpired lease of any of the Debtor and to hear and determine any objections to any Claims or Interests.




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 38

         32. Binding Effect of Plan Related Documents. The Plan Related Documents shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms (except as enforceability may be limited by any bankruptcy or insolvency proceeding filed by any party subsequent to the date of the execution of such document), and, to the extent applicable, shall create, as of the Effective Date, the security interests purported to be created thereby.


         33. New Senior Secured Notes/New Securities. Notwithstanding anything to the contrary contained in this Confirmation Order, the Plan or the Plan Related Documents, the Liens granted to secure the New Senior Secured Notes under the New Secured Notes Security Documents (and all documents, instruments and agreements related thereto and annexes, exhibits and schedules appended thereto) shall constitute, as of the Effective Date, legal, valid and duly perfected Liens in the Collateral specified therein, and shall have a priority that is subject and subordinate only to the Liens granted to the post confirmation administrative agent and the Post Confirmation Credit Facility Lenders under the Post Confirmation Financing Documents and to the Liens of Allowed Class 6B Claimants. The intended parties to the New Secured Notes Security Documents are hereby authorized to take any such actions as shall be necessary to carry out the intents and purposes of this Paragraph 33. The New Senior Secured Notes when issued pursuant to the Plan, shall be deemed to be duly executed and delivered, and shall constitute legal, valid, binding obligations of Reorganized TransTexas, enforceable against Reorganized TransTexas (except as enforceability may be limited by any bankruptcy or insolvency proceeding filed by Reorganized TransTexas subsequent to the date of the execution of such document). The New Common Stock, when issued





ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 39
pursuant to the Plan, shall be deemed to be validly issued, fully paid and nonassessable. The New Junior Preferred Stock, issued pursuant to the Plan, shall be deemed to be validly issued, fully paid and nonassessable. The New Senior Preferred Stock, issued pursuant to the Plan, shall be deemed to be validly issued, fully paid and nonassessable. The Warrant Agreement and the New Warrants, when duly authorized, executed and delivered pursuant to the Plan, shall constitute a legal, valid and binding agreement of the Reorganized TransTexas, enforceable against the Reorganized TransTexas in accordance with their terms, and the New Common Stock issuable upon exercise of the New Warrants, when issued, shall be deemed to be validly issued, fully paid and nonassessable. Pursuant to Section 1145 of the Bankruptcy Code, Section 5 of the Securities Act of 1933 and any state or local laws requiring registration of the offer or sale of a security, or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, do not apply to the issuance or, except with respect to an Entity that is an "underwriter" as defined in subsection (b) of Section 1145 of the Bankruptcy Code, resale of the Reorganization Securities being distributed in respect of Allowed Claims or Allowed Interests under the Plan. As provided in Section 6.09 of the Plan, Reorganized TransTexas shall use all reasonable efforts to cause, as soon as practicable after the Effective Date, the shares of New Common Stock issued under the Plan to be listed on a national securities exchange or quoted in the national market system of the National Association of Securities Dealer's Automated Quotation System. Within thirty days after the Effective Date and in accordance with the terms of the Registration Rights Agreement, Reorganized TransTexas will use all reasonable efforts to file, at its expense, and have declared effective as soon as practicable thereafter, a registration statement or registration statements under the Securities Act for the offering on a




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 40
continuous or delayed basis in the future the Reorganization Securities (the "Shelf Registration"). All of the Reorganization Securities shall be included in the Shelf Registration statement pursuant to the terms of the Registration Rights Agreement. The Registration Rights Agreement, when duly authorized, executed and delivered pursuant to the Plan, shall constitute a legal, valid and binding agreement of the Reorganized TransTexas, enforceable against the Reorganized TransTexas in accordance with its terms.


         34. GMAC Post Confirmation Agreement. As of the Effective Date, the GMAC Secured Claim shall be (a) deemed assumed by the Reorganized Debtor to be paid in accordance with the terms and conditions of the GMAC Post Confirmation Agreement; and (b) secured by a first priority Lien and/or security interest in and to the Receivables and certain other assets of the Debtor and Reorganized Debtor, as set forth with specificity therein (the "GMAC Post Confirmation Collateral"), having the rights and priorities set forth in Sections 5.04 and
5.06 of the Plan.

         35. Post Confirmation Credit Facility. The Post Confirmation Credit Facility is hereby deemed authorized and approved in all respects in accordance with the terms and conditions of the Post Confirmation Financing Documents. The security interests and Liens granted to secure the obligations to the Post Confirmation Credit Facility Lenders under the Post Confirmation Financing Documents shall constitute, as of the Effective Date, legal, valid and duly perfected first-priority liens and security interests in and to the Collateral specified therein, including but not limited to, (a) all Hydrocarbons Reserves (as defined in the Post Confirmation Financing Documents), including, but not limited to, those set forth in a Further Order in Implementation of Plan Terms to be entered by this Court prior to the closing of the Post Confirmation Credit Facility, which order




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 41
terms shall be incorporated herein by cross-reference; and (b) present and hereafter acquired tangible and intangible assets of the Reorganized Debtor (including all mineral interests and the Reorganized Debtor's rights under existing and future production agreements and under all hedging contracts, as well as all Receivables and inventory) and all proceeds and products of the foregoing (the "Post Confirmation Credit Facility Collateral"), subject only, where applicable, to the permitted Liens and encumbrances specifically consented to by the Post Confirmation Credit Facility Lenders in the Post Confirmation Financing Documents.

         36. Post Confirmation Credit Facility and New Senior Secured Notes and Priority and Implementation. Notwithstanding anything to the contrary set forth in any other provision of the Plan, the Confirmation Order or any Plan Related Document, any and all Liens and/or security interests in the assets comprising the Post Confirmation Credit Facility Collateral granted by the Debtor and Reorganized Debtor to any person or entity other than the Post Confirmation Credit Facility Lenders (and the holders of Allowed Secured Tax Claims) pursuant to this Plan and/or the Confirmation Order or at any time thereafter shall be subject and subordinate in all respects to the Liens and/or security interests in the Post Confirmation Credit Facility Collateral granted to the Post Confirmation Credit Facility Lenders pursuant to the Plan, the Confirmation Order and the Plan Related Documents. The intended parties to the Post Confirmation Financing Documents are hereby authorized to take any such actions as shall be necessary to carry out the intents and purposes of the Plan, the Confirmation Order or any Plan Related Document. Consistent with the foregoing, and Paragraph 33 of this Confirmation Order, each recorder of deeds or similar official for any county, city or Governmental Unit in which any instrument furthering an interest in the Post Confirmation





ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 42

Credit Facility Collateral or the Collateral securing the New Senior Secured Notes is to be recorded, is hereby ordered and directed to accept a copy of this Confirmation Order as evidence of the rights, interests and priorities set forth herein.

         37. High River Carve-Out. Notwithstanding anything contained in this Confirmation Order, any Plan Related Document or the Plan, Sections 9.01(d) and
11.04 of the Plan shall not affect, alter or otherwise impair any rights, claims, Causes of Action or defenses of High River Limited Partnership ("High River"), other than rights, claims, Causes of Action or defenses of High River with respect to the Bondholder Lenders in their capacity as Bondholder Lenders and the Entities serving on the Bondholder Committee. Nothing contained in this
Section is intended to limit or otherwise qualify the GMAC Waiver and Injunction.

         38. New Senior Secured Notes Indenture Trustee. Firstar is hereby authorized to serve as the New Senior Secured Notes Indenture Trustee, and if Firstar is unable or unwilling to serve, the Debtor is hereby authorized and directed, with the consent of the Bondholder Committee, to select an alternative to serve as the New Senior Secured Notes Indenture Trustee.

         39. Plan Implementation. All actions contemplated by the Plan are hereby authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, all actions contemplated by Article VI of the Plan. All such actions, and any other actions described in the Plan or this Confirmation Order that would otherwise require the consent or approval of the directors or shareholders of the Debtor or Reorganized TransTexas shall be deemed to have been consented to or approved and shall be effective under applicable state law and the Bankruptcy Code, without any requirement of prior or further action by the shareholders or directors of the Debtor or




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 43

Reorganized TransTexas. The appropriate officers and directors of the Debtor and/or Reorganized TransTexas are authorized to execute and deliver and to perform the terms of the agreements, documents and instruments contemplated by the Plan and the Disclosure Statement in the name of and on behalf of the Debtor and/or Reorganized TransTexas.

         40. Board of Directors. The board of directors of Reorganized TransTexas shall be deemed to have been duly elected by the shareholders of Reorganized TransTexas and the following individuals shall constitute such board of directors: John R. Stanley, John Whitmire, Walter Piontek, Gerald Bennett and Ronald Benson. Such directors shall remain in office until their successors are duly elected and qualified, or until their earlier resignation, removal or death, subject to the applicable laws of the State of Delaware and the terms of the Plan, the Plan Related Documents, the Amended Certificate of Incorporation and the Amended By-Laws. Except as otherwise provided in the Plan, the members of the board of directors of TransTexas as of the Business Day immediately preceding the Effective Date shall have no continuing obligations to the Debtor or Reorganized TransTexas on and after the Effective Date. On the Effective Date, the executive officers of Reorganized TransTexas shall be the same individuals serving in the same capacities as of the Business Day immediately preceding the Effective Date.

         41. Indemnification. Pursuant to Section 9.02 of the Plan, all obligations of the Debtor to indemnify or hold harmless current or former officers, directors or employees of the Debtor, and all Claims of such officers, directors or employees under the articles of incorporation or by-laws of the Debtor, state law, corporate documents or agreements shall not survive the Effective Date and shall be discharged regardless of whether indemnification is owed in connection with an event



ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 44
occurring before, on or after the Petition Date provided, however that Reorganized TransTexas shall take all such actions as are necessary to maintain in full force and effect any existing insurance policies until they shall expire by their terms.


         42. Termination of Committees. Except as otherwise provided in Section
9.03 of the Plan, the appointment of each official statutory committee appointed in the Chapter 11 Case (the Creditors Committee and the SubDebt Committee) shall terminate on the Effective Date. Notwithstanding the foregoing, for a period not to exceed 2 years from the Effective Date, the Executive Committee (and its counsel) shall continue for the sole purpose of monitoring and, if necessary, participating in the claims objection process of the Debtor.


         43. Exemption from Certain Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents under the Plan or any Plan Related Document, including, without limitation, the New Senior Secured Notes, the New Class A Common, or the New Class B Common Stock, the New Senior Preferred Stock and the New Junior Preferred Stock, (b) the creation of any other lien, mortgage, deed of trust or other security interest under or in furtherance of the Plan or any Plan Related Document, including, without limitation, the New Secured Notes Security Documents, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with, the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated in the Plan and (d) the issuance, renewal, modification or








ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 45
securing or indebtedness by such means, and the making delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded is hereby ordered and directed to accept such instrument, without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

         44. Discharge, Releases and Indemnifications. On the Effective Date, the provisions of Article IX of the Plan shall be valid, binding and effective in all respects, and are hereby approved as integral parts of the Plan as fair, equitable, reasonable and in the best interests of the Debtor, the Estate, Creditors and all other parties in interests in the Chapter 11 Case, without the requirement of any further action by any party in interest in the Chapter 11 Case.
         45. References to Plan Provisions. The failure to reference or discuss any particular provision of the Plan in this Confirmation Order shall have no effect on the validity, binding effect or enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan.


         46. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken






ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 46
under or in connection with the Plan prior to the Debtor or Reorganized TransTexas' receipt of written notice of any such order; nor shall such reversal, modification or vacatur of this Confirmation Order affect the validity or enforceability of such act or obligation. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all documents, instruments and agreements related thereto or any amendments or modifications thereto.


         47. Exculpation. The Exculpated Persons shall have no liability to the Debtor, the Reorganized Debtor, any holder of a Claim or Interest, any other party in interest in the Chapter 11 Case or any other Entity for actions taken or not taken under the Plan, in connection therewith or with respect thereto, or arising out of their administration of the Plan or the property to be distributed under the Plan, including, without limitation, failure to satisfy any condition or conditions, or refusal to waive any condition or conditions, to the occurrence of the Effective Date.


         48. Enforceability. Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan and the Plan Related Documents shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.


         49. Substantial Consummation. The Plan shall be deemed to be substantially consummated on the Effective Date.

         50. Appeal. This Confirmation Order is a Final Order and is subject to immediate appeal.




ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 47

         51. Controlling Provisions. In the event and to the extent that any provision of this Confirmation Order is determined to be inconsistent with any provision of the Plan or any Plan Related Document or the Disclosure Statement, such provision of this Confirmation Order shall control and take precedence. In the event and to the extent that any provision of any Plan Related Document is determined to be inconsistent with any provision of the Plan or the Disclosure Statement, such provision of such Plan Related Document shall control and take precedence.



Dated:   February __, 2000
Corpus Christi, Texas



                                            ------------------------------------
                                            UNITED STATES BANKRUPTCY COURT






ORDER CONFIRMING DEBTOR'S SECOND AMENDED,
MODIFIED AND RESTATED PLAN OF REORGANIZATION                             Page 48